UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 8, 2018

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BROADRIDGE FINANCIAL SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

DELAWARE
(State or other jurisdiction of incorporation)
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001-33220	33-1151291
(Commission file number)	(I.R.S. Employer Identification No.)

5 Dakota Drive
Lake Success, New York 11042
(Address of principal executive offices)
Registrant’s telephone number, including area code: (516) 472-5400
N/A
(Former name or former address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On September 11, 2018, Broadridge Financial Solutions, Inc. (the “Company”) announced that the Company’s Board of Directors (the “Board”) appointed the Company’s current President and Chief Operating Officer, Timothy C. Gokey, to the role of Chief Executive Officer effective January 2, 2019. On November 8, 2018, in connection with this appointment, the Compensation Committee of the Board approved certain modifications to the compensation arrangement with Mr. Gokey. The modifications are effective as of January 2, 2019. Mr. Gokey’s base salary was increased to $875,000 from $700,000 effective January 2, 2019. In addition, his fiscal year 2019 annual performance-based cash incentive target was increased to 150% of base salary from 130% of base salary. Mr. Gokey’s target cash incentive award increase will be pro-rated for fiscal year 2019 to reflect the portion of the year he served as Chief Executive Officer. As a result of these modifications, Mr. Gokey’s total target cash compensation will increase to $2,187,500.
Also on November 8, 2018, the Compensation Committee of the Board approved certain changes to Mr. Gokey’s equity compensation. The Compensation Committee approved an increase in his fiscal year 2019 annual stock option grant value from $1,300,000 to $2,375,000. The Compensation Committee also approved a one-time grant of performance-based restricted stock units for Mr. Gokey with a target value of $806,250, to be granted in November 2018. This award will have the same performance goals as the annual performance-based restricted stock unit award granted to him in October 2018.
In addition, on November 8, 2018, the Compensation Committee of the Board approved certain modifications to the compensation arrangement with the Company’s current Chief Executive Officer, Richard J. Daly, in connection with his stepping down from the role of Chief Executive Officer and appointment to the role of Executive Chairman of the Board effective January 2, 2019. The modifications are effective as of January 2, 2019. Mr. Daly’s base salary was decreased to $750,000 from $975,000 effective January 2, 2019. In addition, his fiscal year 2019 annual performance-based cash incentive target was decreased to 125% of base salary from 165% of base salary. Mr. Daly’s target cash incentive award decrease will be pro-rated for fiscal year 2019 to reflect the portion of the year he served as Executive Chairman. As a result of these modifications, Mr. Daly’s total target cash compensation will decrease to $1,687,500. In addition, Mr. Daly’s fiscal year 2020 annual equity award target value was decreased to $2,812,500 from $7,000,000, to be split equally between performance-based restricted stock unit and stock option awards.
(e) On November 8, 2018, the Board, upon the recommendation of the Compensation Committee, approved and adopted the Broadridge Executive Officer Annual Incentive Compensation Plan (the “Officer Bonus Plan”), effective January 1, 2019, which provides for annual or other periodic bonuses for executive officers of the Company who are designated as participants in the Officer Bonus Plan. Under the Officer Bonus Plan, a target annual bonus is set for each participant as a percentage of the participant’s annual base salary and the actual payment amount (up to a maximum of 200% of target) is determined based on the attainment of performance criteria approved by the Compensation Committee of the Board. Payment under the Officer Bonus Plan is made in cash or in shares of the Company’s common stock, as determined by the Compensation Committee of the Board, no later than the fifteenth day of the third month after the end of the plan year. To receive a payment, a participant generally must be employed on the last day of the plan year (subject to proration in the event of death, disability or retirement, or unless otherwise provided in an applicable severance or change in control plan or agreement or by the Compensation Committee of the Board).

In addition, on November 8, 2018, the Board, upon the recommendation of the Compensation Committee, approved and adopted the Broadridge Financial Solutions, Inc. Amended and Restated Director Deferred Compensation Program (the “Director Deferred Compensation Plan”). The Director Deferred Compensation Plan was amended to allow for investment of deferred fees received by the Company’s non-employee directors into deferred stock units instead of cash-settled phantom stock. The Director Deferred Compensation Plan will apply to amounts earned and deferred on or after January 1, 2019. The Director Deferred Compensation Plan amends and restates the Company’s Director Deferred Compensation Program, amended and restated as of November 17, 2010.

The foregoing summaries of the Officer Bonus Plan and the Director Deferred Compensation Plan do not purport to be complete and they are qualified in their entirety by reference to the Officer Bonus Plan and the Director Deferred Compensation Plan, copies of which are attached hereto as Exhibit 10.1 and Exhibit 10.2, respectively.

Item 9.01.    Financial Statements and Exhibits.

Exhibits. The following exhibits are filed herewith:

Exhibit No.	Description
10.1	Broadridge Financial Solutions, Inc. Executive Officer Annual Incentive Compensation Plan

10.2	Broadridge Financial Solutions, Inc. Amended and Restated Director Deferred Compensation Program

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: November 14, 2018

BROADRIDGE FINANCIAL SOLUTIONS, INC. By: /s/ Adam D. Amsterdam Name: Adam D. Amsterdam Title: Vice President and General Counsel